Exhibit 99.1

The Knot Reports First Quarter 2011 Financial Results

Advertising Growth Continues With National Online Up 18% and Local Online Up 15% Year over Year

Conference Call Today at 4:30 p.m. ET, Dial-In (866) 430-3457 (ID# 63771414)

NEW YORK--(BUSINESS WIRE)--May 5, 2011--The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), the premier media company devoted to weddings, nesting and babies, today reported financial results for the first quarter ended March 31, 2011.

First Quarter Summary Results

Total revenue for the quarter was $27.5 million, flat compared to the first quarter of 2010. The results were again led by online advertising as national online advertising grew 18% and local online advertising was up 15% compared to the first quarter last year. The increase in both national and local online advertising was boosted by 15% growth in publishing as both national and local print publications saw solid gains in advertising. These gains were mostly offset by the anticipated declines in registry services and merchandise revenue, which were primarily the result of the change in the Macy’s relationship announced last January. Revenue in the first quarter of 2010 included a one-time $1 million termination fee paid to the Company by Macy’s. Despite flat revenue year over year, gross profit for the quarter was $22.3 million, up 3% year over year due to the shift in revenue mix to higher margin online advertising.

For the quarter ended March 31, 2011, the Company’s operating loss was $1.1 million compared with an operating loss of $0.2 million in the first quarter of 2010. The net loss for the quarter was $0.7 million or a net loss of $0.02 per share, compared to a net loss of $0.1 million and $0.00 per share last year in the first quarter.

The Company’s balance sheet reflects cash and cash equivalents of $101.0 million, down $38.6 million from $139.6 million at December 31, 2010, primarily due to the repurchase of 3.7 million shares of common stock from Macy’s on February 25, 2011.

“Our multi-platform strategy is yielding strong results in our profitable national and local advertising businesses as our brands continue to deliver a targeted audience to our advertisers’ services and products, “said Chief Executive Officer David Liu. “With a strong start to the year, these businesses are leading the way as we continue to execute on the long-term opportunities to serve our advertisers, brides, newlyweds, and first-time parents.”

Recent Developments

  National online advertising grew through new and existing advertiser relationships in the first quarter as the Company sold multi-platform, multi-brand campaigns to both bridal and non-endemic clients with strength in categories including retail, travel and consumer packaged goods.
  The local sales team continues to excel, with both print and online advertising sales up strongly in the first quarter. At the end of March, The Knot had over 19,000 vendors and the churn rate was reduced to 31.5% from 34.2% at December 31, 2010. Also, average revenue per vendor was up slightly in the first quarter.
  The Company’s print publications, including The Knot national magazine, The Knot local magazines, and The Bump local magazines gained momentum in the first quarter.
  The Knot’s mobile applications continue to receive accolades, with The Knot Weddings Magazine for the iPad app, winning a 2011 Appy Award from MediaPost this quarter. The Company recently published its third iPad magazine, including an innovative advertising campaign designed by The Knot and a consumer packaged goods advertiser. Also, for this season’s Bridal Fashion week, The Knot streamed fashion shows live on theknot.com TV as well as over the iPhone.
  The registry services and merchandise businesses experienced the final full quarter of difficult comparisons from the transition in the Macy’s relationship and, as expected, growth in the first quarter was below Company averages. The Company continues to renew existing retailers on its registry platform including Kohl’s and the addition of JC Penney Baby. GiftRegistry360 is seeing good early adoption among brides and guests after the launch out of beta last quarter.
  On February 28, 2011, The Knot announced it had repurchased all shares in the Company owned by Macy’s, Inc. The Knot purchased 3,671,526 shares, representing approximately 10.7% of the shares outstanding at that time. The aggregate purchase price was $37.7 million, based on a price of $10.26 per share, equal to the closing price on February 25, 2011, the day the purchase agreement was signed. The stock repurchase transaction did not affect the registry or advertising agreements between The Knot and Macy’s. The stock repurchase transaction with Macy’s was made pursuant to the previously announced program under which the Board of Directors of The Knot had authorized the repurchase of up to $50 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions. This program will continue in effect with approximately $12.3 million remaining authorized for share repurchases.

First Quarter 2011 Financial Highlights

“With the difficult Macy’s comparisons behind us, revenue mix shifting towards higher margin advertising revenue and completion of our recent accretive share repurchase, the Company is positioned for improving long term profitability,” said Chief Financial Officer John Mueller.

  For the first quarter ended March 31, 2011, The Knot reported net revenue of $27.5 million, flat compared to net revenue in the first quarter of 2010. Net loss for the first quarter was $0.7 million, or $0.02 per basic and diluted share, as compared with a net loss of $0.1 million, or $0.00 per basic and diluted share, for the first quarter ended March 31, 2010.
  National online revenue was $6.6 million for the three months ended March 31, 2011, growing 18% over the $5.6 million in revenue recorded for the corresponding period in 2010.
  Local online revenue was $10.2 million for the quarter ended March 31, 2011, growing 15% over the $8.9 million in revenue recorded for the first quarter of 2010.
  Merchandise revenue was $5.7 million for the three months ended March 31, 2011, compared with $6.9 million for the corresponding period in 2010. Revenue declined due to reduced site traffic which was impacted by the change in the Macy’s relationship as well as by changes in the environment for search engine optimization.
  Registry commissions revenue was $1.1 million in the first quarter of 2011, compared with $1.7 million in the same period in 2010.
  Gross profit for the first quarter of 2011 was $22.3 million, up 3% year over year, as margins approximated 81% for the three months ended March 31, 2011, compared with 79% for the corresponding periods in 2010.
  Operating expense was $23.4 million for the three months ended March 31, 2011, compared with $21.8 million for the corresponding period in 2010. The increase in operating expense was due to increased headcount in the sales organization and expenses associated with the e-commerce technology upgrade.
  Stock-based compensation expense was $1.5 million for the three months ended March 31, 2011, compared with $1.1 million for the corresponding period in 2010.
  Net cash provided by operating activities was $0.7 million for the three months ended March 31, 2011, while capital expenditures amounted to $0.5 million for the same period.

Conference Call and Replay Information

The Knot will host a conference call with investors at 4:30 p.m. ET on Thursday, May 5, 2011, to discuss its first quarter 2011 financial results. Participants should dial (866) 430-3457, Reference #63771414 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company’s website, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company’s website approximately two hours after the conference call ends. A replay of the call will be available at (800) 642-1687 or (706) 645-9291, conference ID #63771414.

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com), is the premier media company devoted to weddings, pregnancy, and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the industry’s #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest and The Bump. Our groundbreaking community platforms and incomparable content have ignited passionate communities across the country. The Knot, Inc. is recognized by the industry for being innovative in all media -- from the web to social media and mobile, to magazines and books, television and video. For our advertisers and partners, The Knot, Inc. offers the consummate opportunity to connect with our devoted communities as they make the most important decisions of their lives. Founded in 1996, The Knot, Inc. is made up of four major revenue categories: online sponsorship and advertising, registry services, merchandise and publishing. The company is publicly listed on NASDAQ (KNOT) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) our expectation of a decline in WeddingChannel.com membership and traffic to the WeddingChannel.com online shop as a result of the termination of the old Macy’s registry services agreement, (viii) the dependence of the WeddingChannel.com registry services business on third parties, and (ix) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Net revenue:
Online sponsorship and advertising	$16,769	$14,464
Registry services	1,129	1,698
Merchandise	5,706	6,921
Publishing and other	3,940	4,420
Total net revenue	27,544	27,503

Cost of revenue	5,255	5,837

Gross profit	22,289	21,666

Operating expenses:
Product and content development	6,531	5,601
Sales and marketing	10,504	9,163
General and administrative	5,103	5,549
Depreciation and amortization	1,283	1,529
Total operating expenses	23,421	21,842

Loss from operations	(1,132)	(176)

Loss in equity interest	(104)	(115)
Interest and other income, net	(1)	82

Loss before income taxes	(1,237)	(209)
Benefit for income taxes	(532)	(98)

Net loss	$(705)	$(111)

Basic loss per share	$(0.02)	$(0.00)
Diluted loss per share	$(0.02)	$(0.00)

Weighted average number of common shares outstanding:
Basic	31,852,286	32,361,527
Diluted	31,852,286	32,361,527

The Knot, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$100,950	$139,586
Accounts receivable, net	12,220	11,219
Inventories	4,438	3,735
Deferred production and marketing costs	1,269	1,059
Deferred tax assets, current portion	2,661	2,660
Other current assets	6,133	5,268
Total current assets	127,671	163,527

Property and equipment, net	5,236	5,642
Intangible assets, net	8,259	8,609
Goodwill	37,750	37,750
Deferred tax assets	18,779	18,775
Other assets	799	936
Total assets	$198,494	$235,239

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,844	$10,389
Deferred revenue	13,876	11,291
Total current liabilities	22,720	21,680
Deferred tax liabilities	3,090	3,088
Other liabilities	143	95
Total liabilities	25,953	24,863

Stockholders’ equity:
Common stock	316	343
Additional paid-in-capital	191,677	214,050
Accumulated deficit	(19,452)	(4,017)
Total stockholders’ equity	172,541	210,376
Total liabilities and stockholders’ equity	$198,494	$235,239

CONTACT:
The Knot, Inc.
Malindi Davies, 212-219-8555 x1322
Investor Relations Manager
IR@theknot.com